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                                                                EXHIBIT 8.1

                               VINSON & ELKINS L.L.P.


                                    July 11, 1997


OccuSystems, Inc.
3010 LBJ Freeway, 6th Floor
Dallas, Texas 75234

Concentra Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts  02109

Gentlemen:

    You have requested our opinion with respect to certain federal income tax consequences of the planned merger (the "Merger") of OccuSystems, Inc. ("OSI") with and into Concentra Managed Care, Inc. ("Concentra") pursuant to an Agreement and Plan of Reorganization dated April 21, 1997 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

    In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (which was included in Registration No. 333-27105, as amended, filed by Concentra and OSI with the Securities and Exchange Commission (the "Registration Statement")), and (iii) the officers' certificates dated June __, 1997 which were provided to us by Concentra and OSI. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

    On the basis of and subject to the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the following U.S. federal income tax consequences will occur:

         (a) no gain or loss will be recognized by OSI or Concentra in connection with the Merger;


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         (b)  no gain or loss will be recognized by a holder of OSI Common
    Stock upon the exchange of all of such holder's shares of OSI Common Stock solely for shares of Concentra Common Stock in the Merger;

         (c) the aggregate basis of the shares of Concentra Common Stock received by an OSI stockholder in the Merger will be the same as the aggregate basis of the shares of OSI Common Stock surrendered in exchange therefor; and

         (d) the holding period of the shares of Concentra Common Stock received by an OSI stockholder in the Merger will include the holding period of the shares of OSI Common Stock surrendered in exchange therefor, provided that such shares of OSI Common Stock are held as capital assets at the Effective Time.

    Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

    No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of OSI Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered.

    If the IRS successfully challenged the status of the Merger as a reorganization, a holding OSI Common Stock would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares and the fair market value, as of the Effective Time, of Concentra Common Stock received in exchange therefor. In such event, the stockholder's tax basis in Concentra Common Stock so received would be equal to its fair market value as of the Effective Time and the holding period for such stock would begin on the day after the Effective Time.


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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. This opinion is being delivered to you solely for that purpose, and may be relied upon by OSI as provided in the Registration Statement. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

                                            Very truly yours,


                                            /s/ Vinson & Elkins L.L.P.
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